UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 8, 2021

Ryerson Holding Corporation

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

001-34735

(Commission File Number)

26-1251524

(I.R.S. Employer Identification No.)

227 W. Monroe St., 27th Floor, Chicago, IL 60606

(Address of principal executive offices and zip code)

(312) 292-5000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value, 100,000,000 shares authorized	RYI	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Effective as of January 11, 2021, the Board of Directors of the Company has appointed James Claussen as Executive Vice President & Chief Financial Officer of Ryerson Holding Corporation (the “Company”).

Mr. Claussen, age 47, has over 18 years’ experience with the Company in multiple positions. Since July 2018, Mr. Claussen has served as President of Central Steel & Wire Company, a subsidiary of the Company (“CS&W”).  From November 2007 to July 2018, Mr. Claussen served as Chief Financial Officer, North/West Region, of Joseph T. Ryerson & Son, Inc., a subsidiary of the Company (“JT Ryerson”).  Mr. Claussen earned a bachelor’s degree in accounting from Minnesota State University, Mankato, and a master’s degree in business administration from the University of Minnesota Carlson School of Management. There are no family relationships between Mr. Claussen and any of the Company’s directors or executive officers, and there is no arrangement or understanding between Mr. Claussen or any other person and the Company or any of its subsidiaries pursuant to which he was appointed as an officer of the Company. There are no transactions between Mr. Claussen or any of his immediate family members and the Company or any of its subsidiaries that would be required to be reported under Item 404(a) of Regulation S-K.

In connection with his appointment as Executive Vice President & Chief Financial Officer, the Company, JT Ryerson and Mr. Claussen entered into an amendment to Mr. Claussen’s employment agreement (the “Amended Employment Agreement”). Pursuant to the terms of the Amended Employment Agreement, Mr. Claussen will be entitled to an annual base salary of $425,000.00 per year and will have a target annual bonus opportunity equal to 75% of his base salary, subject to the achievements of performance targets established by the Company from time to time.  The Amended Employment Agreement contemplates that, subject to the approval of the Company’s Board of Directors (the “Board”), Mr. Claussen will receive a grant in 2021 under the Company’s 2014 Omnibus Incentive Plan, as amended and restated, consisting of RSUs and PSUs representing the right to receive up to 35,000 shares of common stock of the Company in the aggregate, which will be subject to such vesting terms and performance criteria, as applicable, as will be determined by the Board.

Pursuant to the Amended Employment Agreement, the Company will compensate Mr. Claussen for temporary living expenses in Chicago, including rent, utilities and upkeep of an apartment in Chicago, through June 30, 2023.

Mr. Claussen’s employment agreement also provides that upon any termination of Mr. Claussen’s employment by the Company other than for “cause” or as a result of a termination of employment for “good reason” (each as defined in his employment agreement), subject to his continued compliance with the restrictive covenant provisions in his employment agreement, Mr. Claussen would be entitled to severance equal to (i) continued payment of his base salary, payable in equal installments over a twelve month period (or, if earlier until such time that he becomes eligible for long-term disability benefits); (ii) continued access to medical and dental benefits available to him as of the termination date at the active employee rates for a period of twelve months (unless he is eligible for retiree medical benefits, in which case only dental coverage will be offered at the active employee rates); (iii) an amount equal to Mr. Claussen’s average annual bonus from the preceding three years, payable in the first quarter of the year following the year in which the termination occurs; and (iv) a pro-rata bonus for the year in which such termination occurs, determined based on actual performance and payable in the first quarter of the year following the year in which the termination occurs. If Mr. Claussen is also eligible to receive any payments or benefits under the Ryerson Severance Plan, such amounts will be offset by the severance payments and benefits, if any, due to him under his employment agreement. Mr. Claussen’s employment agreement subjects him to an indefinite confidentiality provision, an inventions assignment provision and non-compete and non-solicit covenants that apply during the period of his employment and for 12 months thereafter.

Mr. Claussen will remain in his position as President of CS&W in addition to his role as Executive Vice President & Chief Financial Officer until his successor is named.

As a result of Mr. Claussen’s appointment as Executive Vice President and Chief Financial Officer of the Company, effective January 11, 2021, Molly Kannan’s temporary appointment as interim principal financial officer of the Company ended. Ms. Kannan will continue to serve as the Company’s Corporate Controller and Chief Accounting Officer.

A copy of the Company’s press release announcing Mr. Claussen’s appointment is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

Item 9.01. Financial Statements and Exhibits.

d) Exhibits

Exhibit No.	Exhibit Title or Description
99.1	Press Release of the Ryerson Holding Corporation, dated January 8, 2021.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 8, 2021

RYERSON HOLDING CORPORATION

By:	/s/ Mark S. Silver
Name:	Mark S. Silver
Title:	Executive Vice President, General Counsel & Chief Human Resources Officer